 EXHIBIT A

SCHEDULE OF EXISTING SERIES OF THE TRUST

Frost Growth Equity Fund

Frost Value Equity Fund

Frost Total Return Bond Fund

Frost Credit Fund

Frost Low Duration Bond Fund

Frost Municipal Bond Fund